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                                                                  Exhibit 12


           AMERICAN GENERAL FINANCE CORPORATION AND SUBSIDIARIES
             Computation of Ratio of Earnings to Fixed Charges
                                (Unaudited)




                                                         Six Months Ended
                                                             June 30,
                                                        2001          2000
                                                      (dollars in thousands)

Earnings:
  Income before provision for income
    taxes                                             $219,588      $197,583
  Interest expense                                     324,204       327,654
  Implicit interest in rents                             8,482         8,193

Total earnings                                        $552,274      $533,430


Fixed charges:
  Interest expense                                    $324,204      $327,654
  Implicit interest in rents                             8,482         8,193

Total fixed charges                                   $332,686      $335,847


Ratio of earnings to fixed charges                        1.66          1.59